Exhibit 3.5

FIRST CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

REALD INC.,

a Delaware Corporation

REALD Inc., (the “Corporation”)  a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:    Article IV, of the Certificate of Incorporation of the Corporation is amended to read in full as follows:

“This Corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock.”  The total authorized capital stock of this Corporation is Two Hundred Million (200,000,000) shares, of which the number of shares of Common Stock authorized to be issued is One Hundred Fifty Million (150,000,000), par value $0.0001 per share, and the total number of shares of Preferred Stock authorized to be issued is Fifty Million (50,000,000), par value $0.0001 per share, Twelve Million Five Hundred Thousand (12,500,000) of which are designated as “Series A Preferred Stock,” Twelve Million Five Hundred Thousand (12,500,000) of which are designated as “Series B Preferred Stock,” Twelve Million Five Hundred Thousand (12,500,000) of which are designated as “Series C Preferred Stock,” and Twelve Million Five Hundred Thousand (12,500,000) of which are designated as “Series D Preferred Stock.”

Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation’s common stock, par value $0.0001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one and one half shares of common stock, par value $0.0001 per share, of the Corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after  the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one and one-half (1.5).  The Corporation will not issue any fractional shares, and shall pay cash in lieu of fractional shares at the fair market value thereof, as determined by the Board of Directors in its business judgment.”

SECOND:               Article VI, Section 5, paragraph (e) of the Certificate of Incorporation of the Corporation is amended to read in full as follows:

“(e)         “Common Stock” shall mean shall mean the Common Stock, par value $0.0001 per share, of this Corporation. For the avoidance of doubt, the foregoing has been adjusted for the one-for-one and one-half stock split declared by the board of directors on June 25, 2010.”

THIRD:                  Article VI, Section 5, paragraph (n) of the Certificate of Incorporation of the Corporation is amended to read in full as follows:

“(n)         “Qualified Initial Public Offering” or “QIPO” shall mean the closing of the first firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock of this Corporation that results in net proceeds of at least $75 million and ascribes a pre-money equity valuation of this Corporation of at least $700 million.”

FOURTH:              Said amendments have been duly adopted in accordance with the provisions of Sections 242 and 228 of the Delaware General Corporation Law, by approval of the Board of Directors of the corporation and by the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote.

IN WITNESS WHEREOF, RealD Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its duly authorized officer this 28th day of June, 2010.

REALD INC.

By:	/s/ Michael V. Lewis
Michael V. Lewis
Chief Executive Officer